Milacron Inc. and Subsidiaries
              Computation of Per Share Earnings
                         (Unaudited)



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                           (In thousands, except per-share amounts)

                                     1998      1997      1996
                                   --------  -------   --------
Net earnings                       $ 41,532  $80,589   $66,301
Less preferred dividends                240      240       240
                                   --------  -------   -------
 Net earnings available
   to common shareholders          $ 41,292  $80 349   $66,061
                                   ========  =======   =======

Basic Earnings Per Share

 Weighted-average common shares
  outstanding                        38,875   39,583    37,667
                                   ========  =======   =======

     Per share amount              $   1.06  $  2.03   $  1.75
                                   ========  =======   =======

Diluted Earnings Per Share

 Weighted-average common shares
   outstanding                       38,875   39,583    37,667

 Add dilutive effect of stock
   options and restricted
   shares based on treasury
   stock method                         366      373       276
                                   --------  -------   -------
   Total                             39,241   39,956    37,943
                                   ========  =======   =======

     Per share amount              $   1.05  $  2.01   $  1.74
                                   ========  =======   =======


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